Exhibit 10.1

AGREEMENT FOR PURCHASE AND

SALE OF AN UNDIVIDED INTEREST IN THE McCOOL RANCH OIL FIELD

This Agreement for Purchase and Sale of an Undivided Interest in the McCool Ranch Oil Field (Hangman Hollow area) (“Agreement”), which includes without limitation Wells, Assets and Oil and Gas Leases (all as defined herein) is made and entered into on October 16, 2023, by and between Trio Petroleum LLC, a California limited liability company, on the one hand, and Trio Petroleum Corp, a Delaware corporation, on the other hand. Trio Petroleum LLC may sometimes be referred to in this Agreement as “Trio” or Seller.” Trio Petroleum Corp may be referred to in this Agreement as “Corp” or “Purchaser.” Seller and Purchaser may sometimes be referred to in this Agreement singularly as a “Party” and collectively as the “Parties.”

RECITALS

This Agreement is made and entered into in reliance on the accuracy of the following facts and circumstances, which are acknowledged by the Parties to be accurate, complete and true:

A. In 2004 Trio entered into a joint operating agreement with Temblor Petroleum LLC (“Temblor”) and Rock Creek Oil, LLC (“Rock Creek”) that covered the Hangman Hollow area of the McCool Ranch Field (“Hangman Hollow Field”), the Lynch Canyon Field, and some surrounding oil and gas leases, all located in Monterey County, California, and the group commenced development of the Lynch Canyon Field.

B. In 2009 Proteus Energy Corporation (“Proteus”) purchased and acquired an undivided 5.3575% working interest in the Lynch Canyon Field oil and gas leases and assets and the Hangman Hollow Field oil and gas leases and assets.

C. In 2010 Hanwha Resources (USA) Corporation (“Hanwha”) purchased and acquired an undivided 50% working interest in the Lynch Canyon Field oil and gas leases and assets only (meaning specifically excluding the Hangman Hollow Field), and Hanwha became operator of the Lynch Canyon Field assets.

D. In 2007 the O’Connor Ranch lease was acquired by Trio. This lease was specifically not included in the sale to Hanwha and comprised an additional prospect developed by Trio, Temblor, Rock Creek and Proteus, which subsequently came to be known as the Hangman Hollow Field area of the McCool Ranch Field. Use of the Lynch Canyon Field water supply well for operations at the Hangman Hollow Field together with the sharing of the use of the natural gas line that serviced Lynch Canyon was provided for in the Hanwha transaction. The O’Connor Ranch lease was owned in the same percentages as the Lynch Canyon Field leases were owned prior to the Hanwha transaction. Other oil and gas leases covering property contiguous to the O’Connor Ranch lease were acquired in 2012, completing the leasing of the Hangman Hollow Field prospect.

E. In December, 2011 Trio acquired the Proteus interest in the Hangman Hollow Field oil and gas leases and assets.

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F. In June, 2013 Genautica Oil Holdings I LP (“Genautica”) purchased and acquired an undivided 12.22% working interest in the Hangman Hollow Field oil and gas leases and assets.

G. All operations of the Hangman Hollow Field have been conducted under the same form of operating agreement as the original owners used for operating the Lynch Canyon Field. The operation of the Oil and Gas Leases and Assets is currently performed and conducted by Trio as the designated operator under a Joint Operating Agreement dated October 1, 2004 (the “JOA”) and to which all owners of undivided interests in the Assets are parties.

H. The Wells in the Hangman Hollow Field are defined as the following:

I. As of the date of this Agreement, Trio owns an undivided 43.83663030% of 100% of the lessee’s oil and gas leasehold estate in, to and under those certain Hangman Hollow Field oil and gas leases covering those certain lands and minerals located in Monterey County, California as more particularly described and referred to in the Schedule of Lands and Oil and Gas Leases attached hereto as Exhibit “A” and incorporated herein by reference, and sometimes referred to collectively elsewhere in this Agreement as the “Oil and Gas Leases,” together with the same undivided percentage ownership of the related and appurtenant “Assets” as defined below.

J. As of the date of this Agreement and for reference purposes only, Temblor (or Temblor’s successor in interest), which is not a party to this Agreement, owns an undivided 25.4314291% of 100% of the lessee’s oil and gas leasehold estate in, to and under the Oil and Gas Leases together with the same undivided percentage ownership of the related and appurtenant “Assets” as defined below. However, Temblor is currently in a Chapter 7 bankruptcy, Case 2020-11367, United States Bankruptcy Court Eastern District of California Fresno Division, and Trio is a creditor in that bankruptcy proceeding. The Temblor interest in the lessee’s oil and gas leasehold estate in, to and under the Oil and Gas Leases together with the same undivided percentage ownership of the related and appurtenant “Assets”, as defined below, is in an indeterminate state as of the Effective Date of this Agreement.

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K. As of the date of this Agreement and for reference purposes only, Rock Creek Oil, LLC, which is not a party to this Agreement, owns an undivided 17.00000% of 100% of the lessee’s oil and gas leasehold estate in, to and under the Oil and Gas Leases together with the same undivided percentage ownership of the related and appurtenant “Assets” as defined below.

L. As of the date of this Agreement and for reference purposes only, Genautica Oil Holdings I LP, a California limited partnership, which is not a party to this Agreement, owns an undivided 12.2200% of 100% of the lessee’s oil and gas leasehold estate in, to and under the Oil and Gas Leases together with the same undivided percentage ownership of the related and appurtenant “Assets” as defined below.

M. Trio, as Seller, desires to sell and convey, and Corp, as Purchaser, desires to purchase and acquire, upon and subject to the all of the terms and conditions set forth in this Agreement, certain interests of the Seller in and to the Wells, the Oil and Gas Leases and all presently existing contracts, agreements and instruments to the extent they relate to the Wells and Oil and Gas Leases (including, but not limited to, operating agreements, unitization agreements, communitization and pooling agreements and agreements for the sale or purchase of oil, gas or casinghead gas), all real and personal property, fixtures, appurtenances, easements, licenses, approvals or authorizations and permits to the extent they relate to the Wells and Oil and Gas Leases (including, but not limited to, all Wells, pumping units, well heads, pipelines, tanks, associated surface and subsurface equipment and machinery, surface rights, easements, franchises, licenses and permits, and all lease and unit owned facilities), and all oil, gas of any kind and nature, other hydrocarbon substances and other minerals on, in, under or that may be produced and saved from or allocated to the Wells and the Oil and Gas Leases, hereinafter collectively referred to as the “Assets.” “Assets” are herein defined to include the “Wells” and the “Oil and Gas Leases.”

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby expressly agree and contract as follows:

AGREEMENT

Section 1. Incorporation of Recitals. Each of the foregoing recitals is incorporated herein by reference as if fully set forth at length, deemed to be the agreement of the Parties, and relied upon by the Parties in agreeing to the conditions, covenants, provisions and terms of this Agreement.

Section 2. Purchase, Sale, and Payout. Upon the execution of this Agreement by Seller and Purchaser and subject to and upon all of the terms and conditions set forth in this Agreement, Seller shall sell to Purchaser and Purchaser shall purchase from Seller the following interests in and to the Assets for the following consideration and in the following manner:

(a) Stage 1 of Purchase and Sale. Upon execution of this Agreement, Purchaser shall deliver to Seller the sum of one Hundred Thousand Dollars ($100,000.00) (the “Stage 1 Purchase Price”) as payment for the Seller’s conveyance, assignment, and transfer to Purchaser of a 21.918315% of 100% undivided interest in and to the Assets (the “Working Interest”). Whenever the term “Dollars” or “($)” is used in this Agreement, it shall mean and refer to United States Dollars.

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(b) Stage 2 of Purchase and Sale. The Parties agree that a properly functioning water disposal well is critical to the operation of the Hangman Hollow Field and that the well serving that purpose at Hangman Hollow is the San Ardo WD-1 (see “Wells” above in Recitals). Said well, being idle for a period of time, requires investigation and reworking (“Refurbishment”) to determine its fitness for produced water disposal purposes prior to the restart of production operations. Refurbishment of San Ardo WD-1 will be initiated by Trio as soon as practicable after Seller’s receipt of the Stage 1 Purchase Price. If such Refurbishment is unsuccessful resulting in the San Ardo WD-1 well proving not to be capable of reasonably serving the produced water disposal needs for the field, then at Purchaser’s sole discretion either: i) cost of said Refurbishment shall be borne by Seller and Seller shall return the Stage 1 Purchase Price to Purchaser and this Agreement shall terminate, or: ii) Purchaser shall, within 10 days of receiving notice of same from Seller, pay to Seller Four Hundred Thousand Dollars ($400,000.00) (“Stage 2 Purchase Price”), which shall be used by Seller in further efforts to establish suitable water disposal and/or in restarting production operations at Hangman Hollow. In the event such Refurbishment is successful resulting in a water disposal well that is capable of reasonably serving the produced water disposal needs for the field and the Purchaser already paid the Seller the Four Hundred Thousand Dollars ($400,000.00) (“Stage 2 Purchase Price”) per its above election, then any funds remaining of the $400,000 shall be used by Seller in restarting production operations at Hangman Hollow. Production operations shall include, without limitation, cleaning out wells, plugging back wells to shorten the laterals, revamping the steam generator, restarting the boiler, replacing wiring and gauges where necessary, servicing pumping units, revamping the water softener, replacing the brine pump, electrifying the 35X-23 well, emissions tests, replacing chemicals, calibrating the gas meter and in general bringing the facilities back to serviceable operational status. In the event the Stage 2 Purchase Price is paid and received, all funds paid for the Refurbishment by Trio out of its own account shall be reimbursed to Trio from the Stage 2 Purchase Price funds.

(c) Subsequent Operations and Payout of the Purchase Price. Once oil production is realized from the restart of the Hangman Hollow Field, the revenue stream from oil sales, after royalties and over and above operating costs, collectively attributable to Purchaser and Seller before payout of the Total Purchase Price ($500,000.00) shall be apportioned 80% to Purchaser and 20% to Seller. Upon payout to Purchaser of the Total Purchase Price, such revenue stream shall be apportioned 40% to Purchaser and 60% to Seller until Seller has been reimbursed for $871,642.23 (“WI Indebtedness”). By way of explanation, Temblor, Rock Creek, Genautica, and a couple other of the minor non-operating joint working interests in Hangman Hollow are in default to Trio regarding payment of their respective joint billing obligations equal to the amount of the WI Indebtedness and the intent of the foregoing 40/60 apportionment arrangement between Seller and Purchaser is to provide Trio with a path to recoupment of the WI Indebtedness. Should any or all of the foregoing defaulting parties pay all or any portion of their respective outstanding joint interest debts, such payments shall be credited toward Trio’s recoupment of the WI Indebtedness. Notwithstanding any of the foregoing in this subsection (c), it is the intent of the Parties by the aforementioned 40/60 proration that Trio be reimbursed no more than the total amount of the WI Indebtedness; however, regardless of the source of Trio’s reimbursement of same, upon payout of the WI Indebtedness the Parties will revert to their proportionate 50/50 working interest shares.

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(d) Prorations. Upon payout of the Total Purchase Price and the WI Indebtedness, Purchaser and Seller shall each be entitled to and receive an amount of the net proceeds from the sale of all oil, gas of any kind and nature, other hydrocarbon substances and other minerals produced and saved from or allocated to the Assets (after the payment of landowners’ royalties payable under the Oil and Gas Leases and Asset operating expenses) in an amount equal to each Party’s working interest share of such net proceeds and Purchaser shall bear and pay Purchaser’s Working Interest share of all costs, expenses, liabilities and obligations associated with said undivided interest in and to the Assets. Until and unless other non-operating partners become current in their respective financial obligations, their share of costs and proceeds shall be borne by Purchaser and Seller proportionate to each Party’s working interest.

(d) Effective Date. The conveyances from Seller to Purchaser shall be effective for all purposes as of 7:00 a.m. local Bakersfield, California time on October 1, 2023 (the “Effective Date”).

Section 3. Assignments and Conveyances of Purchased Assets. Title to the Assets to be sold, assigned and conveyed from Seller to Purchaser shall be conveyed by a mutually agreeable recordable form of Assignment and Bill of Sale and free and clear of all liens, charges, and encumbrances created by, through or under the Seller thereof.

Section 4. Operation of Oil and Gas Leases and Assets. The operation of the Oil and Gas Leases and Assets is currently performed and conducted by Trio as the designated operator under a Joint Operating Agreement dated October 1, 2004 (the “JOA”) and to which all owners of undivided interests in the Assets are parties. The Seller represents and warrants to Purchaser that the JOA is still in full force and effect. Upon payment of the Total Purchase Price, Purchaser shall be required to execute and become a party to said JOA, a copy of which has been provided to and reviewed and approved by Purchaser. The JOA governs the Parties’ rights, duties and responsibilities with respect to all operations conducted on and with respect to the Assets. With respect to the operation of the Assets and the rights, interests, duties and obligations of the Parties to this Agreement, in the event that there are any material conflicts between the terms and provisions of this Agreement and the terms and provisions of the JOA, the terms and provisions of this Agreement shall govern and prevail.

Section 5. Condition of Assets. The Assets are and shall be sold, assigned, transferred and conveyed to Purchaser in their “AS IS” and “WHERE IS” condition subject to the written representations and warranties made by Seller, which are those representations and warranties stated in Section 7 of this Agreement. Purchaser acknowledges that: (i) Purchaser has entered into this Agreement on the basis of its own investigation of the physical condition of the Assets including the surface and subsurface conditions thereof, and (ii) the Assets have been used in the manner and for the oil, gas and mineral exploration, production, storage and sale purposes set forth herein and that physical changes to the Assets may have occurred as the result of such use, and (iii) low levels of naturally occurring radioactive material (“NORM”), man-made material fibers (“MMMF”), and other contaminants may be present at some locations on, in and under the Oil and Gas Leases and Assets. Purchaser acknowledges that NORM is a natural phenomenon associated with many oil fields in the U.S. and throughout the world and that NORM, MMMF and other contaminants may accumulate or be deposited in, on or near a facility used for the production of oil and/or gas or other minerals as a natural consequence of such operations despite the prudent, reasonable, and diligent management and maintenance of such facility. Purchaser has made its own determination of this phenomenon and other conditions. Seller disclaims any liability arising out of or in connection with any presence of NORM, MMMF, or other contaminants on, in or under the Oil and Gas Leases and Assets, and (iv) as of the Effective Date, Purchaser shall assume the risk that the Assets may contain NORM, MMMF, or other waste or other contaminants and that adverse physical conditions, including the presence of wastes or contaminants, may not have been revealed by the Purchaser’s investigation.

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Section 6. Title to Purchased Assets. Other than the special limited warranty made by Seller as set forth in Section 3 and Section 7(a) of this Agreement, Seller makes no warranties or representations with respect to title to the Assets or the Oil and Gas Leases and all such warranties are hereby disclaimed, and it is expressly understood and agreed by Purchaser and Seller that all of the Assets shall be conveyed without warranties of title of any other kind, whether express or implied, and without warranties as to condition, merchantability or fitness for a particular purpose.

Section 7. Representations and Warranties.

(a) Seller’s Warranties and Representations. Seller warrants and represents on its own behalf to Purchaser as follows:

(1) Trio is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of California. Trio has all requisite power and authority under the laws of the State California to make the sale, assignment and conveyance as set forth in this Agreement. Trio has obtained full requisite authority of its members, managers and officers to enter into this Agreement for the sale, transfer, conveyance and assignment of the Assets to Purchaser, and when executed by Trio this Agreement shall constitute a fully binding obligation of Trio. Trio has paid, or shall pay prior to the Effective Date, all taxes of every kind whatsoever owed by Trio on account of Trio’s undivided ownership interest in the Assets and the production of oil, gas, hydrocarbons and other mineral substances therefrom, including, but not limited to ad valorem taxes, property taxes, production taxes and sales and use taxes. Trio is the sole owner of Trio’s undivided fractional ownership interest in the Assets, and no other person, firm or entity has any claim, right, or title to, or interest in the Assets being sold. The undivided interests in the Assets being sold are free and clear of all liens, mortgages, security interests or other similar encumbrances, including but not limited to oil and gas liens and/or mechanic’s liens, production payments, net profits, or other similar contingent liabilities, created by, through or under Trio.

(2) To Seller’s knowledge, all of the Oil and Gas Leases are in full force and effect, are valid and subsisting leases covering the entire estate which they purport to cover, and all rentals, royalties and other monetary obligations due thereunder have been fully, properly and timely paid.

(3) To Seller’s knowledge, there are no undischarged obligations of Seller affecting the Assets being sold pursuant to this Agreement, including but not limited to royalty and overriding royalty payments due on account of the production of oil and gas or other minerals from the Assets, other than such ordinary and usual obligations that may accrue and become due and owing under the JOA which governs the conduct of all operations of the Assets.

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(4) To Seller’s knowledge, all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or production of hydrocarbons or the receipt of proceeds generated by the Oil and Gas Leases which become due prior to the Effective Date have been properly paid.

(5) Seller has maintained and will continue, from the Effective Date, to maintain and operate the Assets in a reasonable and prudent manner, in full compliance with all applicable laws, orders and permits of any governmental authority; Seller will maintain insurance and bonds now in force with respect to the Assets; Seller will pay when due all costs and expenses coming due and payable in connection with the Assets, and perform all of the covenants and conditions contained in the Oil and Gas Leases and any related agreements.

(6) To Seller’s knowledge, except for the Temblor bankruptcy, there are no suits, actions, claims or other proceedings pending or threatened before any court or governmental agency related to the Assets or any permits necessary for the operation of the Assets, specifically including but not limited to any claims by Lynch Canyon Field or Hangman Hollow Field landowners. Notwithstanding the foregoing, however, Genautica from time-to-time issues verbal threats about possible lawsuits against Trio due to various grievances including loss of investment and an issue that arose in 2013-2014 regarding the permit for cyclic steam injection, which permit issue is now fully resolved. Seller shall promptly notify Purchaser of any such proceedings which may arise after the Effective Date.

(7) Prior to the Effective Date, the Assets have been operated in all material respects in compliance with all Environmental Laws. Seller has not received written notice of any violation of any Environmental Law with respect to the Assets, and Seller has remediated all violations of Environmental Laws for which they have received notice or for which they have personal knowledge, if any such violations have occurred. To the best knowledge of Seller, no Environmental Defect exists with respect to any of the Assets.

For the purpose of this Agreement, the following terms have the following meanings.

(i) Environmental Law means any law (whether by statute, regulation or common law), rule, regulation, code or order of any federal, state or governmental entity (collectively “Laws”) related to the protection of the environment or the release or disposal of waste materials.

(ii) Environmental Defect means a condition in, on, under, or the emanates from the Assets (including without limitation air, land, soil, surface and subsurface strata, surface water, ground water or sediments) that cause any Asset of Seller to be in violation, in any material respect, of an Environmental Law or a condition that can be reasonably expected to give rise to a material cost or liability (i.e. costs or liability in excess of $25,000) under the applicable Environmental Laws.

(8) To Seller’s knowledge, the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with any material agreement, instrument, or permit to which Seller is a party or by which Seller is bound, except for consents to assignment which may exist with respect to the Assets but which will be satisfied or waived prior to the consummation of the transactions.

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(9) To Seller’s knowledge, the terms and provisions of the Oil and Gas Leases are consistent with industry standards. There are no requests or demands for payments, adjustment of payments, or performance pursuant to any obligation under the Oil and Gas Leases. Seller has not received any written notice of default with respect to the payment or calculation of rentals, royalties and/or taxes attributable to the Assets.

(10) Except for ordinary and usual operations expenditures under the terms of the JOA, Seller has not made any commitments to make expenditures in connection with the ownership or operation of the Assets after the Effective Date, and no contractual obligations or proposals for expenditures are currently outstanding to drill wells or conduct other operations affecting the Assets.

(11) To Seller’s knowledge, there is no condition, restriction or prohibition that would not allow the full development of the properties encompassed by the Oil and Gas Leases or which would have a material adverse effect on such development. This would include, without limitation, any information (whether written or verbal) from any federal, state or local governmental entity or from any purchaser or transporter of hydrocarbons that would, in any material respect, indicate full development of the properties would not be allowed or would be affected in a material adverse way.

(12) To Seller’s knowledge, there are no wells drilled or completed on the lands covered by the Oil and Gas Leases which are required to be plugged and abandoned at the present time under applicable governmental laws, rules, and regulations or the terms of any lease or agreement to which Seller is a party or the Assets are bound.

(13) To Seller’s knowledge, all of the due diligence materials provided by Seller to Purchaser are true and correct. As of the Effective Date, Seller is not aware of any change in any fact or circumstance that would materially affect the validity of the due diligence materials, and Seller will promptly notify Purchaser of any material change in any fact or circumstance.

(b) Purchaser’s Warranties and Representations. Purchaser warrants and represents to Seller as follows:

(1) Purchaser has all requisite power and authority under the laws of the State of California to enter into this Agreement and when executed by Purchaser this Agreement shall constitute a fully binding obligation of the Purchaser.

(2) There is no claim, demand, cause of action or litigation threatened or pending against Purchaser which would materially affect the Purchaser’s acquisition or ownership or operation of the Assets.

(3) The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound.

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(4) Purchaser’s representations and warranties made in this Agreement shall survive the execution of this Agreement and the Closing of the purchase and sale transactions described herein.

Section 8. Prorations.

(a) All oil, gas, hydrocarbons, minerals and other production from or attributable to the undivided ownership interest of Seller in the Assets which has been produced prior to the Effective Date shall belong to Seller, and all oil, gas, hydrocarbons, minerals and other production from or attributable to the undivided interests in the Assets being sold to Purchaser which is produced after the Effective Date shall belong to the Purchaser.

(b) All taxes of every kind whatsoever on account of the Assets and the production of oil, gas, hydrocarbons and other mineral substances therefrom, including, but not limited to ad valorem taxes, property taxes, production taxes, severance taxes, and sales and use taxes, shall be prorated accordingly between Purchaser and Seller as of the Effective Date.

(c) All landowner royalties, overriding royalties, production payments and other payments out of production attributable to the Assets shall be prorated accordingly between Purchaser and Seller as of the Effective Date.

(d) All obligations of an owner of an interest in the Oil and Gas Leases and Assets accruing under the Oil and Gas Leases and the JOA governing the Assets shall be prorated between Purchaser and Seller as of the Effective Date.

Section 9. Approvals and Preferential Rights. To Seller’s knowledge, there are no preferential purchase rights affecting any of the Assets or approvals and consents required to be obtained, made or given by Seller for the assignment or transfer of the Assets to Purchaser other than industry standard JOA guidelines and governmental approvals of the type customarily obtained and no approvals as to which the failure to obtain could not reasonably be expected to adversely affect in any material respect Purchaser’s rights under the Oil and Gas Leases nor its ability to own and produce hydrocarbons from the Assets.

Section 10. Indemnification. Seller agrees to indemnify, defend and hold Purchaser free and harmless from the uninsured portion of any judgments entered by any state or federal court arising from and in connection with all claims, damages, injuries, losses and liabilities of any kind or description whatsoever, including attorney’s fees and costs, in connection with operation of the Assets prior to the Effective Date. Seller also agrees to indemnify and hold Purchaser free and harmless from any and all deficiencies, including interest and penalties, for any real or personal property tax, ad valorem, production, severance, sales tax, or local, state and federal income taxes arising from and in connection with the operation of the Assets by Seller prior to the Effective Date. In the event the deficiency in a prior tax year creates additional deductions in a future tax year, Seller shall only be required to indemnify Purchaser for the difference in present value between the deficiency and the tax savings resulting from the additional deductions. The indemnification obligations assumed by Seller under this Section 10 shall not apply to any claims, losses, damages, injuries or liabilities arising from and in connection with the operation of the Assets after the Effective Date.

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Section 11. Reports. If not otherwise required under the JOA, at Purchaser’s request Seller shall provide Purchaser with Hangman Hollow field daily production reports, monthly field reports, quarterly financial statements, annual financial statements, and copies of any other such Hangman Hollow field information necessary for Purchaser to prepare Purchaser’s state, federal and local income tax returns.

Section 12. Notices. All notices and other communications required or permitted by this Agreement or by law to be given to any Party, shall be in writing and shall be deemed duly given when personally delivered to the Party to whom it is directed, or upon the recipient Party’s actual receipt by facsimile transmission (provided the sending Party immediately deposits a copy of the same notice transmitted by facsimile addressed to the recipient Party in the U.S. mail, first-class, postage pre-paid), courier delivery, or first-class mail addressed to the recipient Party as follows:

If to Seller:	Trio Petroleum LLC
5401 Business Park South, Suite 115
Bakersfield, CA 93309
Att: Steven A. Rowlee, Vice President
Tel: (661) 324-3911
Fax: (661) 324-1122

If to Purchaser:	Trio Petroleum Corp
4115 Blackhawk Plaza Circle
Suit: 100
Danville, CA 94506
Att: Michael Peterson
Tel: (925) 553-4355

Any Party may change its address for the purpose of this Section by giving written notice of such change to the other Party in the manner provided for in this Section.

Section 13. Confidentiality-Proprietary Information of Seller. Seller and Purchase agree that all of the information which Seller may provide to Purchaser, upon Purchaser’s request therefor in connection with any due diligence examination of the Assets conducted by Purchaser, is Proprietary and Confidential Information owned by the Seller. Purchaser shall: (i) keep all such Proprietary and Confidential Information in strictest confidence and trust; (ii) not disclose, use, or induce or assist in the use or disclosure of any such Proprietary and Confidential Information to any person, firm or entity (other than Purchaser’s employees and authorized agents who have a bona fide reason to examine such information, all of whom shall also be bound by the confidentiality provisions hereof); and (iii) take all reasonable measures to prevent unauthorized persons or entities from having access to, obtaining, or being furnished with any such Proprietary and Confidential Information. In the event the purchase and sale transactions described in Section 2 of this Agreement fail to close for any reason, Purchaser shall not keep or take nor allow any third person, firm or entity to take, and shall immediately deliver to Seller all originals, copies and reproductions of all such Proprietary and Confidential Information. As used in this Section 13(b), “Proprietary and Confidential Information” means information that: (i) is not known by actual or potential competitors of Seller or is generally unavailable to the public, (ii) has been created, discovered, developed, or otherwise become known to Seller in the course of its business, and (iii) has material economic value or potential material economic value to Seller or its present or future business. “Proprietary and Confidential Information” shall also include trade secrets (as defined under California Civil Code Section 3426.1) and all other discoveries, developments, analyses, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, data, maps, geological, geophysical and engineering data and information, research, technical data, and all other financial or business information owned by or pertaining to Seller. Notwithstanding anything to the contrary herein, Purchaser may publicly disclose this Agreement, and its terms and conditions, and such other information and materials as is required or advised to be included by outside legal counsel or its independent auditors in its filings with the U.S. Securities and Exchange Commission, and other public disclosures and announcements.

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Section 14. Titles and Captions. The titles, captions and subject headings of the sections and subsections of this Agreement are included solely for the convenience of the Parties and shall not affect the construction or interpretation of any of the terms or provisions set forth in this Agreement.

Section 15. Amendment. This Agreement may be amended or modified at any time with respect to any provision only with a written instrument executed by both the Seller and the Purchaser.

Section 16. Assignment. Purchaser shall not have the right to assign any right or interest or delegate any duty or obligation arising under this Agreement without the prior written consent of the Seller, which consent shall not be unreasonably withheld; provided, however, that Purchaser, after written notice to Seller, may freely assign any right or title or interest in the Assets without the prior consent of Seller in the event Purchaser acquires the Assets pursuant to the terms and conditions of this Agreement and (i) that the proposed assignee assume all of Purchaser’s obligations under this Agreement and (ii) that the proposed assignee satisfactorily demonstrate that it has the financial resources and experience to assume and perform the Purchaser’s obligations in accordance with the terms of this Agreement.

Section 17. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason by a court of competent jurisdiction, it is the intent of the Parties that all other terms and provisions of this Agreement remain fully valid and enforceable.

Section 18. Counterparts. This Agreement may be executed by the Parties hereto in any number of counterparts, each of which shall be deemed to be an original and all of which shall be construed together and constitute one instrument. The signature of any Party on any counterpart shall be deemed a signature on and may be appended to any other counterpart.

Section 19. Governing Law. This Agreement is entered into and is to be performed in the State of California and shall be governed by and construed in accordance with the laws of California, and any legal action or proceeding arising from or in connection with this Agreement or the Parties’ rights, duties or responsibilities hereunder shall be brought in Kern County, California.

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Section 20. Attorney’s Fees. In the event that Seller or the Purchaser brings any legal action or seeks arbitration regarding any provision of this Agreement, the prevailing party in the litigation or arbitration shall be entitled to recover reasonable attorneys’ fees from the non-prevailing party, in addition to any other relief that may be granted. This provision applies to the entire Agreement.

Section 21. Time of Essence. Time is of the essence of this Agreement and failure to timely comply with this provision shall be a material breach of this Agreement.

Section 22. No Third Party Rights. This Agreement is not intended to and shall not be deemed to create in, confer upon or give to any third party not a Party to this Agreement, or their respective successors and permitted assigns, any claim, cause of action, remedy or right of any kind or nature.

Section 23. Consents to Assignments. Notwithstanding anything herein contained to the contrary, any assignment relating to the Assets shall not constitute an assignment to Purchaser of any interest or portion thereof in and to the Assets if an attempted assignment of the same without the prior written consent of any party (other than consents of a ministerial nature which are normally granted in the ordinary course of business) would constitute a breach thereof by Seller or would give an outside party the right to terminate such interest or right unless and until such consent shall have been obtained. Upon obtaining such consent, the assignments granted pursuant to this Agreement shall become automatically effective as of the date hereof as to the affected Asset, without further action on the part of the Seller; provided, however, that if such consent is not obtained within 99 years after the date hereof, the transfer to Purchaser of the affected Asset, if any, shall be null and void. In the case of any Asset that is not assigned by virtue of the immediately preceding sentence, the Seller and Purchaser shall use all reasonable efforts to obtain such consents promptly.

Section 24. Entire Agreement. This Agreement, together with the JOA, constitutes the entire agreement between the Seller and the Purchaser concerning their rights, duties and obligations with respect to the purchase and sale of the Assets. Any other agreements or representations respecting the Assets or the sale thereof to Purchaser not expressly set forth in this Agreement shall have no effect whatsoever.

Section 25. Other Actions. The Parties agree to execute such further documents and instruments and take such further actions after the Effective Date which may be necessary in order to effectuate the transactions contemplated hereby.

EXECUTED to be effective for all purposes as of the date first above mentioned.

PURCHASER	SELLER

TRIO PETROLEUM CORP	TRIO PETROLEUM LLC,

a California limited liability company

/s/ Frank C. Ingriselli	/s/ Stanford Eschner
Frank C. Ingriselli, CEO	Stanford Eschner, Chairman

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EXHIBIT “A”

SCHEDULE OF LANDS AND OIL AND GAS LEASES

Description of Lands:

“Parcel 1”:

The West Half of the West Half and the East Half of the Northwest Quarter and the West Half of the Northeast Quarter of Section 23, Township 22 South, Range 10 East, M.D.B. & M., Monterey County, California.

“Parcel 2”:

The North Half of Section 26, and the East Half of the Southwest Quarter and the West Half of the Southeast Quarter of Section 23, Township 22 South, Range 10 East, M.D.B. & M., Monterey County, California.

Oil and Gas Leases:

Parcel	Lessor	Lessee	Lease Date	Recording Date	Document No.
1.	Leslie A. Cederquist	Trio Petroleum LLC	5-1-2011	9-4-2012	2012051279
	Robert James Waters	Trio Petroleum LLC	9-27-2011	4-11-2012	2012021599
	James and Mary Waters Trust, dated January 10, 2008	Trio Petroleum LLC	9-27-2011	4-11-2012	2012021600
	Janice Elizabeth Blohm Revocable Trust	Trio Petroleum LLC	9-27-2011	4-11-2012	2012021601
	T.A. Lanigan Resources, Ltd., a Canadian Corporation	Trio Petroleum LLC	9-27-2011	4-11-2012	2012021602
	Aileen Margaret Dowd McInerney	Trio Petroleum LLC	9-27-2011	4-11-2012	2012021603
	Gerald Kirby Dowd	Trio Petroleum LLC	9-27-2011	4-11-2012	2012021604
	Dennis Kirby	Trio Petroleum LLC	9-27-2011	4-11-2012	2012021605
	Carol Kirby	Trio Petroleum LLC	9-27-2011	4-11-2012	2012021606
	Richard T. Kirby	Trio Petroleum LLC	9-27-2011	4-11-2012	2012021607

2.	O’Connor Family Trust	Trio Petroleum Inc.	3-29-2007	4-15-2008	2008023398

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